UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                        (Amendment No. ________________)*

                        Boston Communications Group, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0001005821
-------------------------------------------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 16 pages

-------------------------                           ---------------------------
|CUSIP NO. 0001005821   |           13G            |   Page  2  of  16  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Highland Capital Partners Limited Partnership

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [ ]
                                                            (b) [ ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                            0 shares
                                ------------------------------------------------
NUMBER OF
SHARES                          6      SHARED VOTING POWER
BENEFICIALLY                                2,261,772 shares
OWNED BY
EACH
REPORTING                       ------------------------------------------------
PERSON                          7      SOLE DISPOSITIVE POWER
WITH                                        0 shares

                                ------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                            2,261,772 shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,261,772 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            17.77%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 16 pages

-------------------------                           ---------------------------
|CUSIP NO. 0001005821   |           13G            |   Page  3  of  16  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Highland Management Partners Limited Partnership

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [ ]
                                                            (b) [ ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                            0 shares
                                ------------------------------------------------
NUMBER OF
SHARES                          6      SHARED VOTING POWER
BENEFICIALLY                                2,261,772 shares
OWNED BY
EACH
REPORTING                       ------------------------------------------------
PERSON                          7      SOLE DISPOSITIVE POWER
WITH                                        0 shares

                                ------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                            2,261,772 shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,261,772 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            17.77%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 16 pages

-------------------------                           ---------------------------
|CUSIP NO. 0001005821   |           13G            |   Page  4  of  16  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Highland Capital Partners II Limited Partnership

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [ ]
                                                            (b) [ ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                            0 shares
                                ------------------------------------------------
NUMBER OF
SHARES                          6      SHARED VOTING POWER
BENEFICIALLY                                2,261,772 shares
OWNED BY
EACH
REPORTING                       ------------------------------------------------
PERSON                          7      SOLE DISPOSITIVE POWER
WITH                                        0 shares

                                ------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                            2,261,772 shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,261,772 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            17.77%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 16 pages

-------------------------                           ---------------------------
|CUSIP NO. 0001005821   |           13G            |   Page  5  of  16  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Highland Management Partners II Limited Partnership

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [ ]
                                                            (b) [ ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                            0 shares
                                ------------------------------------------------
NUMBER OF
SHARES                          6      SHARED VOTING POWER
BENEFICIALLY                                2,261,772 shares
OWNED BY
EACH
REPORTING                       ------------------------------------------------
PERSON                          7      SOLE DISPOSITIVE POWER
WITH                                        0 shares

                                ------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                            2,261,772 shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,261,772 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            17.77%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            PN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 16 pages

-------------------------                           ---------------------------
|CUSIP NO. 0001005821   |           13G            |   Page  6  of  16  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robert F. Higgins

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [ ]
                                                            (b) [ ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                            5,000 shares
                                ------------------------------------------------
NUMBER OF
SHARES                          6      SHARED VOTING POWER
BENEFICIALLY                                2,261,772 shares
OWNED BY
EACH
REPORTING                       ------------------------------------------------
PERSON                          7      SOLE DISPOSITIVE POWER
WITH                                        5,000 shares

                                ------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                            2,261,772 shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,266,772 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            17.81%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 16 pages

-------------------------                           ---------------------------
|CUSIP NO. 0001005821   |           13G            |   Page  7  of  16  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Paul A. Maeder

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [ ]
                                                            (b) [ ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                            25,300 shares
                                ------------------------------------------------
NUMBER OF
SHARES                          6      SHARED VOTING POWER
BENEFICIALLY                                2,261,772 shares
OWNED BY
EACH
REPORTING                       ------------------------------------------------
PERSON                          7      SOLE DISPOSITIVE POWER
WITH                                        25,300 shares

                                ------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                            2,261,772 shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,287,072 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            17.97%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 16 pages

-------------------------                           ---------------------------
|CUSIP NO. 0001005821   |           13G            |   Page  8  of  16  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       James L. McLean

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [ ]
                                                            (b) [ ]

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                            15,000 shares
                                ------------------------------------------------
NUMBER OF
SHARES                          6      SHARED VOTING POWER
BENEFICIALLY                                2,261,772 shares
OWNED BY
EACH
REPORTING                       ------------------------------------------------
PERSON                          7      SOLE DISPOSITIVE POWER
WITH                                        15,000 shares

                                ------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                            2,261,772 shares

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,276,772 shares

--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            17.89%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

            IN

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 16 pages

Item 1(a).        Name of Issuer:  Boston Communications Group, Inc. (the
                  "Company")

Item 1(b).        Address of Issuer's Principal Executive Offices:
                             100 Sylvan Road
                             Woburn, MA 01801

Item 2(a)                                     Item 2(b)                                 Item 2(c)

                                                                                   Citizenship or Place
Name of Person Filing                         Address                                of Organization
Highland Capital Partners Limited             Two International Place                    Delaware
    Partnership ("Highland Capital"), a       Boston, MA 02110
    Delaware limited partnership

Highland Management Partners Limited          Two International Place                    Delaware
    Partnership ("Highland Management"), a    Boston, MA 02110
    Delaware limited partnership
    and the sole general partner of
    Highland Capital

Highland Capital Partners II Limited          Two International Place                    Delaware
    Partnership ("Highland Capital II"), a    Boston, MA 02110
    Delaware limited partnership

Highland Management Partners II Limited       Two International Place                    Delaware
    Partnership ("Highland Management II"),   Boston, MA 02110
    a Delaware limited partnership and the
    sole general partner of Highland
    Capital II

Robert F. Higgins and Paul A. Maeder,         Two International Place                 United States
    general partners of each of Highland      Boston, MA 02110
    Management and Highland Management II
    (together with James L. McLean the
    "General Partners")

                               Page 9 of 16 pages



James L. McLean, general partner of           Two International Place                 United States
    Highland Management II (together with     Boston, MA 02110
    Messrs. Higgins and Maeder the "General
    Partners")

         Highland Capital, Highland Management, Highland Capital II, Highland Management II and the General Partners are sometimes referred to collectively as "Reporting Persons."


Item 2(d). Title of Class of Securities: Common Stock, $.01 par value (the "Shares").

Item 2(e).        CUSIP Number:    0001005821

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not applicable.

Item 4.     Ownership.

         (a)      Amount Beneficially Owned:

      Each of Highland Capital, Highland Management, Highland Capital II and Highland Management II may be deemed to beneficially own 2,261,772 Shares as of December 31, 1996. Highland Capital is the record owner of 1,963,572 Shares. Highland Capital II is the record owner of 298,200 Shares. (The shares held by Highland Capital and Highland Capital II are referred to collectively as the "Fund Record Shares"). By virtue of their relationship as affiliated limited partnerships, with the same controlling persons of their sole general partners, each of Highland Capital, Highland Management, Highland Capital II and Highland Management II may be deemed to share the power to direct the vote and the power to direct the disposition of the Fund Record Shares. Hence each of Highland Capital, Highland Management, Highland Capital II, and Highland Management II may be deemed to own beneficially 2,261,772 Shares representing beneficial ownership of approximately 17.77% of the Company's issued and outstanding Common Stock based on the 12,725,740 Shares reported to be outstanding in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (the "Outstanding Stock").

         Additionally, each of the General Partners may be deemed to beneficially own the Fund Record Shares by virtue of his status as a controlling person of Highland

                              Page 10 of 16 pages

Management and Highland Management II. All of the General Partners may be deemed to share with Highland Capital, Highland Management, Highland Capital II and Highland Management II the power to direct the vote and the power to direct the disposition of the Fund Record Shares. Hence, Messrs. Higgins, Maeder and McLean may be deemed to beneficially own 2,261,772 Shares as of December 31, 1996 representing 17.77% of the Outstanding Stock.

         In addition to the above, (i) Mr. Higgins has record ownership of 5,000 shares of Common Stock, (ii) Mr. Maeder has record ownership of 25,300 shares of Common Stock and (iii) Mr. McLean has record ownership of 15,000 shares of Common Stock.

         Each of the Reporting Persons disclaims beneficial ownership of any shares, except those shares which the reporting person holds of record.

         (b)      Percent of Class:

         Each of Highland Capital, Highland Management, Highland Capital II, Highland Management II and the General Partners may be deemed to own beneficially 17.77% of the Outstanding Stock; Mr. Higgins may be deemed to own beneficially 17.81% of the Outstanding Stock; Mr. Maeder may be deemed to own beneficially 17.97% of the Outstanding Stock; and Mr. McLean may be deemed to own beneficially 17.89% of the Outstanding Stock. The foregoing percentages are based on the 12,725,740 shares of Outstanding Stock.

         (c)      Number of shares as to which such person has:

         (i) Each of Highland Capital, Highland Management, Highland Capital II, Highland Management II and the General Partners has sole power to vote or direct the vote of -0-shares. Mr. Higgins has the sole power to vote or direct the vote of 5,000 shares. Mr. Maeder has the sole power to vote or direct the vote of 25,300 shares. Mr. McLean has the sole power to vote or direct the vote of 15,000 shares.

         (ii) Highland Capital, Highland Management, Highland Capital II, Highland Management II and each of the General Partners have shared power to vote or to direct the vote of 2,261,772 shares.

         (iii) Each of Highland Capital, Highland Management, Highland Capital II, Highland Management II and the General Partners has sole power to dispose or to direct the disposition of -0- shares. Mr. Higgins has the sole power to dispose or direct the disposition of 5,000 shares. Mr. Maeder has the sole power to dispose or to direct the disposition of 25,300 shares. Mr. McLean has the sole power to dispose or to direct the disposition of 15,000 shares.

                              Page 11 of 16 pages

         (iv) Highland Capital, Highland Management, Highland Capital II, Highland Management II and each of the General Partners have shared power to dispose or to direct the disposition of 2,261,772 shares.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Highland Capital, Highland Management, Highland Capital II, Highland Management II and each of the General Partners expressly disclaim membership in a "group" as defined in Rule 13d - 1(b)(ii)(H).

         The Reporting Persons have filed this statement on Schedule 13G pursuant to Rule 13d-1(c), and each member of the group is identified on Exhibit 1 hereto.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10.  Certification.

         Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 12 of 16 pages

                                    Signature

         After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997


HIGHLAND CAPITAL PARTNERS
  LIMITED PARTNERSHIP

By:   Highland Management
        Partners Limited Partnership


      By:  /s/ Paul A. Maeder
           ___________________________________________________
           General Partner


HIGHLAND MANAGEMENT PARTNERS
  LIMITED PARTNERSHIP


By:   /s/ Paul A. Maeder
      __________________________
      General Partner


HIGHLAND CAPITAL PARTNERS II
  LIMITED PARTNERSHIP

By:   Highland Management
        Partners II Limited Partnership


      By:  /s/ Paul A. Maeder
           ___________________________________________________
           General Partner



                              Page 13 of 16 pages

HIGHLAND MANAGEMENT PARTNERS II
  LIMITED PARTNERSHIP



    By:  /s/ Paul A. Maeder
         _________________________
           General Partner


/s/ Robert F. Higgins
--------------------------------------------
Robert F. Higgins


/s/ Paul A. Maeder
--------------------------------------------
Paul A. Maeder


/s/ James L. McLean
--------------------------------------------
James L. McLean



                              Page 14 of 16 pages

                                                       Exhibit 1
                                                       ---------

                                    Agreement

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of Common Stock of Boston Communications Group, Inc.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED as a sealed instrument this 12th day of February, 1997.


HIGHLAND CAPITAL PARTNERS
  LIMITED PARTNERSHIP

By:  Highland Management
        Partners Limited Partnership


      By:  /s/ Paul A. Maeder
           ___________________________________________________
           General Partner


HIGHLAND MANAGEMENT PARTNERS
  LIMITED PARTNERSHIP


By:   /s/ Paul A. Maeder
      ________________________________________________________
      General Partner


HIGHLAND CAPITAL PARTNERS II
  LIMITED PARTNERSHIP

By:  Highland Management
        Partners II Limited Partnership


      By:  /s/ Paul A. Maeder
           ___________________________________________________
           General Partner

                              Page 15 of 16 pages

HIGHLAND MANAGEMENT PARTNERS II
  LIMITED PARTNERSHIP



By: /s/ Paul A. Maeder
    ________________________________________
        General Partner


/s/ Robert F. Higgins
--------------------------------------------
Robert F. Higgins


/s/ Paul A. Maeder
--------------------------------------------
Paul A. Maeder


/s/ James L. McLean
--------------------------------------------
James L. McLean



                              Page 16 of 16 pages